Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the use of our reports on Ambac Financial Group, Inc., Ambac Assurance Corporation and Ambac Financial Group, Inc. Savings Incentive Plan incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Ambac Financial Group, Inc. and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/    KPMG LLP

New York, New York

April 25, 2003